Exhibit 99.1

Press Release

July 30, 2009
Holly Energy Partners, L.P. Reports Second Quarter Results
Dallas, Texas — Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE-HEP) today reported its financial results for the second quarter of 2009. For the quarter, distributable cash flow was $16.4 million, up $2.4 million or 17% from the same period last year. For the six months ended June 30, 2009, distributable cash flow was $31.0 million, up $3.3 million or 12% from the same period last year. Net income attributable to HEP for the second quarter of 2009 was $16.4 million ($0.82 per basic and diluted limited partner unit) compared to $3.8 million ($0.18 per basic and diluted limited partner unit) for the same period of 2008. Net income attributable to HEP for the six months ended June 30, 2009 was $21.8 million ($1.10 per basic and diluted limited partner unit) compared to $11.6 million ($0.61 per basic and diluted limited partner unit) for the same period of 2008. The limited partner per unit amounts are after giving effect to an increase in outstanding common units following the completion of our public offering of 2,192,400 common units during the quarter.
Commenting on the second quarter results for 2009, Matt Clifton, Chairman of the Board and Chief Executive Officer stated, “Our second quarter earnings and EBITDA were at record quarterly levels. EBITDA was $27.8 million, an increase of $12.6 million or 83% over the same period of 2008. During the quarter, we benefited from increased affiliate shipments on our refined product, intermediate and crude pipeline systems following the completion of Holly Corporation’s (“Holly”) 15,000 bpd capacity expansion at its Navajo refinery in the first quarter of 2009 as well as our 16” pipeline acquisition in June 2009. Additionally, we benefited from increased third-party shipments on our refined product pipeline system and a $5.0 million increase in deferred revenue recognition primarily from second quarter of 2008 shortfall billings that expired without recapture. Looking forward, in addition to increased movements from Holly’s Navajo refinery, we should see further contributions to our profitability as we realize the earnings potential of our recently acquired 16” pipeline that connects the Navajo refining facilities in Lovington, New Mexico to Artesia, New Mexico, our investment in the SLC Pipeline as well as recent index adjustments to affiliate pipeline tariffs. While continuing to concentrate on safe and efficient operations, we will continue to explore organic as well as external growth opportunities that will further enhance unit holder value. Furthermore, I am pleased with our previously announced 2009 second quarter distribution of $0.785 per unit, representing our nineteenth consecutive quarterly increase since our initial public offering and a 5% increase over our distribution for the second quarter of 2008.”
Total revenues for the second quarter of 2009 were $40.6 million, a $13.8 million increase compared to the three months ended June 30, 2008. This increase was due to overall increased shipments on our pipeline systems, the effect of the July 2008 annual tariff increases on affiliate pipeline shipments and an increase in previously deferred revenue realized. Increased volumes attributable to Holly’s 15,000 bpd expansion of the Navajo refinery, including volumes shipped on our new 16” pipeline, contributed to a 19% increase in affiliate pipeline shipments. Additionally, last year’s second quarter third-party refined product shipments were down as a result of limited production resulting from an explosion and fire at Alon’s Big Spring refinery in the first quarter of 2008. Furthermore, affiliate shipments were also down during this period as a result of unplanned downtime at Holly’s Navajo refinery in May 2008.
•	Revenues from our refined product pipelines were $25.1 million, an increase of $10.5 million compared to the second quarter of 2008. This increase was due to increased shipments on our refined product pipeline system, the effect of the July 2008 annual tariff increase on affiliate refined product shipments and a $4.3 million increase in previously deferred revenue realized. Shipments on our refined product pipeline system increased to an average of 151.6 thousand barrels per day (“mbpd”) compared to 100.2 mbpd for the same period last year.

•	Revenues from our intermediate pipelines were $4.3 million, an increase of $1.8 million compared to the second quarter of 2008. This increase was due to increased shipments on our intermediate pipeline system, the effect of the July 2008 annual tariff increase on intermediate pipeline shipments and a $0.7 million increase in previously deferred revenue realized. Shipments on our intermediate product pipeline system increased to an average of 70.5 mbpd compared to 51.9 mbpd for the same period last year.

•	Revenues from our crude pipelines were $6.8 million, an increase of $0.2 million compared to the second quarter of 2008. Shipments on our crude pipeline system increased to an average of 142.6 mbpd compared to 130.6 mbpd for the same period last year.

•	Revenues from terminal, tankage and truck loading rack fees were $4.5 million, an increase of $1.3 million compared to the second quarter of 2008.
Total revenues for the six months ended June 30, 2009 were $72.7 million, an $18.7 million increase compared to the six months ended June 30, 2008. This increase was due to increased third-party refined product pipeline shipments, increased revenues attributable to our crude pipeline assets acquired in the first quarter of 2008, the effect of the July 2008 annual tariff increases on affiliate pipeline shipments and an increase in previously deferred revenue realized. With respect to affiliate shipments, the second quarter increases were offset by the effects of reduced production during Holly’s planned maintenance turnaround of its Navajo refinery in the first quarter of 2009. Additionally, last year’s third-party refined product shipments were down as a result of limited production resulting from an explosion and fire at Alon’s Big Spring refinery in the first quarter of 2008.
•	Revenues from our refined product pipelines were $44.9 million, an increase of $12.9 million compared to the first six months of 2008. This increase was due to increased third-party shipments on our refined product pipeline system, the effect of the July 2008 annual tariff increase on affiliate refined product shipments and a $6.4 million increase in previously deferred revenue realized. These increases were partially offset by the effects of a slight decline in affiliate refined product pipeline shipments resulting from production downtime during the Navajo refinery turnaround in the first quarter of 2009. Shipments on our refined product pipeline system increased to an average of 140.2 mbpd compared to 115.2 mbpd for the same period last year.

•	Revenues from our intermediate pipelines of $6.1 million were relatively flat compared to the first six months of 2008. This was due to the effect of the July 2008 annual tariff increase on intermediate pipeline shipments, a $0.4 million increase in previously deferred revenue realized and shipments on our new 16” intermediate pipeline, offset by the effects of a decrease in intermediate pipeline shipments resulting from production downtime during the Navajo refinery turnaround in the first quarter of 2009. Shipments on our intermediate product pipeline system decreased to an average of 52.5 mbpd compared to 59.7 mbpd for the same period last year.

•	Revenues from our crude pipelines were $13.7 million, an increase of $4.9 million compared to the first six months of 2008. This increase was due to the realization of revenues from crude oil shipments for a full six-month period during the six months ended June 30, 2009 compared to four months of shipments during the same period last year due to the commencement of our crude pipeline operations on March 1, 2008. This was partially offset by the effects of a slight decrease in crude pipeline shipments resulting from production downtime during the Navajo refinery turnaround in the first quarter of 2009. Shipments on our crude pipeline system decreased to an average of 132.5 mbpd during the six months ended June 30, 2009 compared to 133.1 mbpd for the months of March through June 2008.

•	Revenues from terminal, tankage and truck loading rack fees were $8.1 million, an increase of $0.8 million compared to the first six months of 2008.
Operating costs and expenses were $19.8 million and $38.1 million for the three and six months ended June 30, 2009, an increase of $2.4 million and $5.4 million compared to same periods of 2008, respectively. These increases were due to increased costs attributable to higher throughput volumes and higher depreciation expense. Additionally, operating costs and expenses for the six months ended June 30, 2009 reflect crude pipeline operating costs for a full six-month period compared to four months in 2008 due to the commencement of our crude pipeline operations on March 1, 2008. Furthermore, under new accounting guidance effective January 1, 2009, we were required to expense rather than capitalize certain acquisition costs of $2.5 million associated with our limited liability company agreement with Plains All American Pipeline, L.P. (“Plains”) that closed in March 2009.

We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: http://www.videonewswire.com/event.asp?id=60440.
An audio archive of this webcast will be available using the link above through August 13, 2009.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including Holly Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico and a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.
Holly Corporation operates through its subsidiaries an 100,000 barrels-per-stream-day (“bpsd”) refinery located in Artesia, New Mexico, a 31,000 bpsd refinery in Woods Cross, Utah and an 85,000 bpsd refinery in Tulsa, Oklahoma. A Holly Corporation subsidiary owns a 41% interest (including the general partner interest) in the Partnership.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could differ materially from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:
•	Risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled in our terminals;

•	The economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	The demand for refined petroleum products and crude oil in markets we serve;

•	Our ability to successfully purchase and integrate additional operations in the future;

•	Our ability to complete previously announced pending or contemplated acquisitions;

•	The availability and cost of additional debt and equity financing;

•	The possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	The effects of current and future government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and six months ended June 30, 2009 and 2008.

	Three Months Ended
	June 30,		Change from
	2009	2008	2008
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$11,366	$8,873	$2,493
Affiliates — intermediate pipelines	4,302	2,456	1,846
Affiliates — crude pipelines	6,751	6,553	198

	22,419	17,882	4,537
Third parties — refined product pipelines	13,701	5,681	8,020

	36,120	23,563	12,557

Terminals, refinery tankage and truck loading racks:
Affiliates	2,645	2,264	381
Third parties	1,837	948	889

	4,482	3,212	1,270

Total revenues	40,602	26,775	13,827

Operating costs and expenses:
Operations	11,086	9,985	1,101
Depreciation and amortization	6,853	6,062	791
General and administrative	1,818	1,359	459

	19,757	17,406	2,351

Operating income	20,845	9,369	11,476

Other income (expense):
Equity in earnings of SLC Pipeline	423	—	423
Interest income	2	28	(26)
Interest expense, including amortization	(4,404)	(5,233)	829
Other	65	—	65

Income before income taxes	16,931	4,164	12,767

State income tax	(112)	(85)	(27)

Net income(8)	16,819	4,079	12,740

Less noncontrolling interest in net income(8)	427	264	163

Net Income attributable to HEP(8)	16,392	3,815	12,577

Less general partner interest in net income attributable to HEP, including incentive distributions (1)	1,849	849	1,000

Limited partners’ interest in net income attributable to HEP	$14,543	$2,966	$11,577

Limited partners` per unit interest in net income attributable to HEP — basic and diluted(1)(9)	$0.82	$0.18	$0.64

Weighted average limited partners’ units outstanding	17,789	16,328	1,461

EBITDA(2)	$27,759	$15,167	$12,592

Distributable cash flow (3)	$16,415	$13,995	$2,420

Volumes — barrels per day (“bpd”)(4)

Pipelines:
Affiliates — refined product pipelines	94,738	75,812	18,926
Affiliates — intermediate pipelines	70,543	51,886	18,657
Affiliates — crude pipelines	142,598	130,559	12,039

	307,879	258,257	49,622
Third parties — refined product pipelines	56,851	24,423	32,428

	364,730	282,680	82,050

Terminals and truck loading racks:
Affiliates	115,221	93,328	21,893
Third parties	40,742	31,178	9,564

	155,963	124,506	31,457

Total for pipelines and terminal assets (bpd)	520,693	407,186	113,507

	Six Months Ended
	June 30,		Change from
	2009	2008	2008
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$18,919	$18,441	$478
Affiliates — intermediate pipelines	6,068	6,049	19
Affiliates — crude pipelines	13,652	8,748	4,904

	38,639	33,238	5,401
Third parties — refined product pipelines	25,968	13,516	12,452

	64,607	46,754	17,853

Terminals, refinery tankage and truck loading racks:
Affiliates	4,748	5,235	(487)
Third parties	3,371	2,062	1,309

	8,119	7,297	822

Total revenues	72,726	54,051	18,675

Operating costs and expenses:
Operations	21,882	19,712	2,170
Depreciation and amortization	13,109	10,375	2,734
General and administrative	3,142	2,645	497

	38,133	32,732	5,401

Operating income	34,593	21,319	13,274

Other income (expense):
Equity in earnings of SLC Pipeline	598	—	598
SLC Pipeline acquisition costs	(2,500)	—	(2,500)
Interest income	8	121	(113)
Interest expense, including amortization	(9,807)	(9,040)	(767)
Other	65	36	29

Income before income taxes	22,957	12,436	10,521

State income tax	(204)	(153)	(51)

Net income(8)	22,753	12,283	10,470

Less noncontrolling interest in net income(8)	922	670	252

Net Income attributable to HEP(8)	21,831	11,613	10,218

Less general partner interest in net income attributable to HEP, including incentive distributions (1)	3,142	1,728	1,414

Limited partners’ interest in net income attributable to HEP	$18,689	$9,885	$8,804

Limited partners` per unit interest in net income attributable to HEP — basic and diluted(1)(9)	$1.10	$0.61	$0.49

Weighted average limited partners’ units outstanding	17,058	16,254	804

EBITDA(2)	$44,943	$31,060	$13,883

Distributable cash flow (3)	$30,999	$27,703	$3,296

Volumes — barrels per day (“bpd”)(4)

Pipelines:
Affiliates — refined product pipelines	78,628	80,186	(1,558)
Affiliates — intermediate pipelines	52,520	59,748	(7,228)
Affiliates — crude pipelines	132,459	88,979	43,480

	263,607	228,913	34,694
Third parties — refined product pipelines	61,549	34,966	26,583

	325,156	263,879	61,277

Terminals and truck loading racks:
Affiliates	99,118	110,381	(11,263)
Third parties	42,067	34,210	7,857

	141,185	144,591	(3,406)

Total for pipelines and terminal assets (bpd)	466,341	408,470	57,871

(1)	Net income attributable to HEP is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. HEP net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions for the three and six months ended June 30, 2009 were $1.5 million and $2.8 million, respectively. General partner incentive distributions for the three and six months ended June 30, 2008 were $0.8 million and $1.5 million, respectively. HEP net income attributable to the limited partners is divided by the weighted average limited partner units outstanding in computing the limited partners’ per unit interest in HEP net income.

(2)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to HEP plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“U.S. GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely accepted financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In thousands)
Net income attributable to HEP	$16,392	$3,815	$21,831	$11,613

Add interest expense	5,071	4,976	10,082	8,560
Add amortization of discount and deferred debt issuance costs	177	257	353	480
Subtract decrease in interest expense — change in fair value of interest rate swaps	(844)	—	(628)	—
Subtract interest income	(2)	(28)	(8)	(121)
Add state income tax	112	85	204	153
Add depreciation and amortization	6,853	6,062	13,109	10,375

EBITDA	$27,759	$15,167	$44,943	$31,060

(3)	Distributable cash flow is not a calculation based upon U.S. GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In thousands)
Net income attributable to HEP	$16,392	$3,815	$21,831	$11,613

Add depreciation and amortization	6,853	6,062	13,109	10,375
Add amortization of discount and deferred debt issuance costs	177	257	353	480
Subtract decrease in interest expense — change in fair value of interest rate swaps	(844)	—	(628)	—
Add equity in excess cash flows over earnings of SLC Pipeline	167	—	220	—
Add increase (decrease) in deferred revenue	(5,031)	4,930	(4,669)	6,781
Add SLC Pipeline acquisition costs*	—	—	2,500	—
Subtract maintenance capital expenditures**	(1,299)	(1,069)	(1,717)	(1,546)

Distributable cash flow	$16,415	$13,995	$30,999	$27,703

*	Under new accounting guidance Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007) effective January 1, 2009, we were required to expense rather than capitalize certain acquisition costs of $2.5 million associated with our joint venture agreement with Plains that closed in March 2009. As these costs directly relate to our interest in the new joint venture pipeline and are similar to expansion capital expenditures, we have added back these costs to arrive at distributable cash flow.

**	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives.

(4)	The amounts reported for the six months ended June 30, 2008 represent volumes transported on the crude pipelines for the period from March 1, 2008 through June 30, 2008 only. Volumes shipped during the months of March through June 2008 averaged 133.1 mbpd. For the six months ended June 30, 2008, crude pipeline volumes are based on volumes shipped during the months of March through June 2008, averaged over the 182 days in the first six months of 2008. Under the pipelines and tankage agreement with Holly, fees are based on volumes transported on each pipeline component comprising the crude pipeline system (the crude oil gathering pipelines and the crude oil trunk lines). Accordingly, volumes transported on the crude pipelines represent the sum of volumes transported on both pipeline components. In cases where volumes are transported over both components of the crude pipeline system, such volumes are reflected twice in the total crude oil pipeline volumes.

	June 30,	December 31,
	2009	2008
	(In thousands)
Balance Sheet Data

Cash and cash equivalents	$4,195	$5,269
Working capital(5)	$(6,562)	$(37,832)
Total assets(6)	$505,115	$439,688
Long-term debt(7)	$402,810	$355,793
Total equity(6)(8)	$65,759	$8,120

(5)	Working capital at December 31, 2008 reflects $29.0 million of credit agreement advances that were classified as short-term borrowings.

(6)	As a master limited partnership, we distribute our available cash, which historically has exceeded our net income because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in equity since our regular quarterly distributions have exceeded our quarterly net income. Additionally, if the assets transferred to us upon our initial public offering in 2004 and the intermediate pipelines purchased from Holly in 2005 had been acquired from third parties, our acquisition cost in excess of Holly’s basis in the transferred assets of $157.3 million would have been recorded as increases to our properties, plants and equipment and intangible assets instead of reductions to equity.

(7)	Includes $218.0 million of credit agreement advances that were classified as long-term debt at June 30, 2009.

(8)	On January 1, 2009, we adopted Statement of Financial Accounting Standard (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin (“ARB”) No. 51.” As a result, net income attributable to the noncontrolling interest in our Rio Grande subsidiary is now presented as an adjustment to net income to arrive at “Net income attributable to Holly Energy Partners, L.P.” in our Consolidated Statements of Income. Prior to our adoption of this standard, this amount was presented as “Minority interest in Rio Grande,” a non-operating expense item before “Income before income taxes.” Additionally, equity attributable to noncontrolling interests in our Rio Grande subsidiary is now presented as a separate component of total equity in our Consolidated Financial Statements. We have adopted this standard on a retroactive basis. While this presentation differs from previous GAAP requirements, this standard did not affect our net income and equity attributable to HEP.

(9)	On January 1, 2009, we also adopted Emerging Issues Task Force (“EITF”) No. 07-4, “Application of the Two-Class Method under SFAS No. 128, “Earnings Per Share,” to Master Limited Partnerships,” which prescribes the application of the two-class method in computing earnings per unit to reflect a master limited partnership’s contractual obligation to make distributions to the general partner, limited partners and incentive distribution rights holders. As a result, our quarterly earnings allocations to the general partner now include incentive distributions that were declared subsequent to quarter end. Prior to our adoption of this standard, our general partner earnings allocations included incentive distributions that were declared during each quarter. We have adopted this standard on a retroactive basis. Although this standard resulted in a decrease in our limited partners’ interest in net income attributable to HEP for the three and six months ended June 30, 2008, it did not affect earnings of $0.18 and $0.61 per limited partner unit for the three and six months ended June 30, 2008, respectively.
FOR FURTHER INFORMATION, Contact:
Bruce R. Shaw, Senior Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
     Investor Relations
Holly Energy Partners, L.P.
214/871-3555